Exhibit 10.2

Universal Biosensors Pty Ltd

ABN 35 098 234 309

1 Corporate Avenue

Rowville Victoria 3178

Australia

Telephone +61 3 9213 9000

Facsimile +61 3 9213 9099

Email info@universalbiosensors.com

www.universalbiosensors.com

28 February 2021

Salesh Balak

Chief Financial Officer

46 Canterbury Avenue

Sunbury

VIC 3429

Dear Salesh,

2021 Bonus Program

The 2021 Bonus Program for the Senior Management Team is designed to align our goals to the success of Universal Biosensors Inc (UBI or Company). As leaders of our business, your attitude, ethic, and your team’s contributions will collectively work together to create success for our Company.

Details of the bonus program are as follows:

●

30,000 fully paid ordinary shares in the Company (Ordinary Shares) to be issued to you at a deemed issue price of $0.50 per share if for any 60 days prior to 31 January 2022 the volume weighted average share price of the Company is $0.70 or greater; or,

●

50,000 Ordinary Shares to be issued to you at a deemed issue price of $0.50 per share if for any 60 days prior to 31 January 2022 the volume weighted average share price of the Company is $0.90 or greater.

●

For the avoidance of doubt, each day is calculated separately, and the entitlement will be due if the volume weighted average share price of the Company for a total of 60 days (whether consecutive or non-consecutive) are at or above $0.70 or $0.90.

Further terms and conditions of the bonus program are as follows:

●	The Ordinary Shares will be issued to you under the UBI Employee Share Plan, as may be varied by the Board of UBI in accordance with the Plan Rules.
●	You will not be required to pay for the Ordinary Shares.
●	The Ordinary Shares will be issued to you as soon as practicable after 31 January 2022 so long as you remain a permanent employee of the Company as of 31 January 2022.
●

Any Ordinary Shares issued to you pursuant to this letter will be treated as Restricted Shares in accordance with the Plan Rules and will be subject to the following conditions as approved by the UBI Remuneration Committee:

o	Immediately following the issue of any Ordinary Shares to you, the Company may apply a holding lock to prevent transfer of any Ordinary Shares for the periods specified below.
o

25% of those Ordinary Shares will be released from holding lock and available for sale at your discretion in accordance with the Company’s Securities Trading Policy at each quarter ending 31 March, 30 June, 30 September and 31 December 2022.

o

If you leave the Company, the Ordinary Shares will continue to be subject to a holding lock and 25% of those Ordinary Shares will be released to you and available for sale at your discretion at each quarter ending 31 March, 30 June, 30 September and 31 December 2022.

Universal Biosensors Pty Ltd

ABN 35 098 234 309

1 Corporate Avenue

Rowville Victoria 3178

Australia

Telephone +61 3 9213 9000

Facsimile +61 3 9213 9099

Email info@universalbiosensors.com

www.universalbiosensors.com

o

If your employment with the Company is terminated because of any breach of your employment contract, then this bonus scheme will not apply, and any Ordinary Shares issued to you which remain subject to a holding lock will be cancelled in accordance with applicable law.

●	The Board at its sole discretion reserves the right to review the bonus program prior to issue of any Ordinary Shares.
●

This Short-Term Incentive Scheme has been approved by the Remuneration Committee on behalf of the Board of Directors of UBI for the 2021 year. UBI reserves the right to cancel or change any bonus scheme in the future.

If you have any questions, please feel free to contact me.

Yours sincerely,

/s/ John Sharman

John Sharman

Chief Executive Officer